Exhibit 99.1

[National Steel Logo]

[National Steel Letterhead]

NEWS RELEASE

Media Contact:	Clarence J. Ehlers

(219) 273-7327

Analyst and	William E. McDonough

Investor Contact:	(219) 273-7414

NATIONAL STEEL ANNOUNCES STEEL PRICE INCREASE

Mishawaka, IN, October 27, 2000 - National Steel Corporation (NYSE: NS) announced today that effective with shipments January 2, 2001, it will raise published base and extras prices by 4.8% on its Tin Mill Product and Tin Coated Sheet products.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation’s fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel’s website at: www.nationalsteel.com.